UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Atheros Communications, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Atheros Communications, Inc.

5480 Great America Parkway

Santa Clara, CA 95054

(408) 773-5200

April 4, 2006

Dear Stockholder:

You are cordially invited to attend our 2006 Annual Meeting of Stockholders, to be held at 10:00 a.m., Pacific Time, on Wednesday, May 24, 2006, at our offices at 5480 Great America Parkway, Santa Clara, California.

The formal notice of the Annual Meeting and the Proxy Statement, which describe in detail the matters to be acted upon at the Annual Meeting, have been made a part of this invitation.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.

We have also enclosed a copy of our 2005 Annual Report.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely,

/s/ Craig H. Barratt
Craig H. Barratt
President and Chief Executive Officer

Atheros Communications, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 24, 2006

To our Stockholders:

Atheros Communications, Inc. will hold its Annual Meeting of Stockholders at 10:00 a.m., Pacific Time, on Wednesday, May 24, 2006, at our offices at 5480 Great America Parkway, Santa Clara, California 95054.

We are holding this meeting:

•	to elect two (2) Class III directors to serve until the 2009 Annual Meeting or until their successors are duly elected and qualified;

•	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Only stockholders of record at the close of business on April 4, 2006, are entitled to notice of, and to vote at this meeting and any adjournments or postponements of the Annual Meeting. For ten (10) days prior to the meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office, 5480 Great America Parkway, Santa Clara, California.

It is important that your shares are represented at this meeting. Even if you plan to attend the meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card. This will not limit your rights to attend or vote at the meeting.

By Order of the Board of Directors

/s/ Jack R. Lazar
Jack R. Lazar
Vice President, Chief Financial Officer and Secretary

Santa Clara, California

April 4, 2006

Atheros Communications, Inc.

PROXY STATEMENT

Information Concerning Voting and Solicitation

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of Atheros Communications, Inc., a Delaware corporation, of proxies to be used at the 2006 Annual Meeting of Stockholders to be held at our offices at 5480 Great America Parkway, Santa Clara, California, at 10:00 a.m., Pacific Time, on Wednesday, May 24, 2006 and any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about April 7, 2006.

Appointment of Proxy Holders

Your Board of Directors asks you to appoint Craig H. Barratt, Jack R. Lazar and Bruce P. Johnson as your proxy holders to vote your shares at the 2006 Annual Meeting of Stockholders. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by your Board (FOR the election of the nominees for Class III directors, and FOR the ratification of the appointment of independent registered public accounting firm).

By signing and dating the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by your Board at the time this Proxy Statement was printed and which, under our Bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on April 4, 2006, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on April 4, 2006, we had 51,095,834 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of April 4, 2006. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either in person or by mail as described below. Stockholders holding shares through a bank or broker should follow the voting instructions on the form of proxy card received.

Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-paid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.

Voting at the Annual Meeting. Voting your proxy card by mail will not limit your right to vote at the Annual Meeting, if you decide to attend in person. Your Board recommends that you vote by mail as it is not practical for most stockholders to attend the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for Class III directors, and FOR the ratification of the appointment of independent registered public accounting firm. The proxy holders will also vote your shares in their discretion on any other matters that properly come before the Annual Meeting.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to Atheros’ Secretary prior to the Annual Meeting; or

•	by submitting another proxy of a later date that is properly executed.

Required Vote

Directors are elected by a plurality vote, which means that the two nominees receiving the most affirmative votes will be elected. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of April 4, 2006, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

If a broker indicates on the enclosed proxy card or its substitute that such broker does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter.

Solicitation of Proxies

Atheros will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

IMPORTANT

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

Proposal 1

Election of Directors

Directors and Nominees

Our Bylaws currently provide for a Board of Directors consisting of not less than six (6) nor more than eleven (11) members. We currently have authorized seven (7) directors. Our Board of Directors is divided into three (3) classes: Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms:

•	Our Class I directors are Craig H. Barratt, Marshall L. Mohr and Andrew S. Rappaport, and their terms will expire at the annual meeting of stockholders to be held in 2007.

•	Our Class II directors are Teresa H. Meng and Forest Baskett, and their terms will expire at the annual meeting of stockholders to be held in 2008.

•	Our Class III directors are John L. Hennessy and Daniel A. Artusi, and their terms will expire at the Annual Meeting. These directors have been nominated to continue to serve as Class III directors for three-year terms following the Annual Meeting.

Accordingly, two (2) Class III directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2009 and until their successors are elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Nominating and Corporate Governance Committee to fill the vacancy.

There are no family relationships among any of our directors or executive officers.

The names of the Board of Directors’ nominees, as selected by the Nominating and Corporate Governance Committee, and certain biographical information about the nominees are set forth below.

John L. Hennessy, one of our founders, has served as Chairman of our Board of Directors since our inception in May 1998. Since September 2000, Dr. Hennessy has served as the President of Stanford University, where he has been a member of the faculty since 1977. From 1999 to 2000, Dr. Hennessy was the Provost of Stanford. Prior to becoming Provost, from 1996 to 1999, Dr. Hennessy served as the Dean of Stanford’s School of Engineering. Dr. Hennessy is a member of the boards of directors of Cisco Systems Inc., a manufacturer of networking equipment, and Google Inc., a provider of an Internet search engine. Dr. Hennessy is a fellow of the Institute of Electrical and Electronics Engineers. Dr. Hennessy holds a Ph.D. and a Master of Science degree in computer science from the State University of New York, Stony Brook and a Bachelor of Science degree in electrical engineering from Villanova University.

Daniel A. Artusi has served as one of our directors since October 2005. Mr. Artusi has served as chairman and CEO of Coldwatt, Inc., a provider of high efficiency power supplies for the communications and computer industry, since June 2005. From April 2005 to June 2005, Mr. Artusi was an individual investor. From January 2003 until April 2005, he served as the President of Silicon Laboratories Inc., a developer of mixed signal integrated circuits for products such as cell phones, set-top boxes and computer modems, and from January 2004 until April 2005, he also served as the Chief Executive Officer and as a member of the Board of Directors of Silicon Laboratories. From August 2001 to January 2004, he served as Chief Operating Officer of Silicon Laboratories. Prior to joining Silicon Laboratories, Mr. Artusi held various positions at Motorola Inc. In his most recent position at Motorola, from August 1999 to August 2001, Mr. Artusi served as Corporate Vice President and General Manager of Motorola’s Networking and Computing Systems Group, and from May 1997 to August 1999, he served as Vice President and General Manager of Motorola’s Wireless Infrastructure Systems Division. From April 1996 to May 1997, Mr. Artusi was General Manager of Motorola’s RF Semiconductors Division. Mr. Artusi currently serves on the board of directors of Powerwave Technologies, Inc., a producer of ultra-linear radio frequency power amplifiers for wireless communications. Mr. Artusi studied electronics engineering at the Instituto Tecnologico de Buenos Aires (ITBA) in Argentina.

Vote Required

The two (2) nominees for Class III directors receiving the highest number of affirmative votes will be elected as Class III directors. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

Your Board of Directors recommends a vote FOR the election of the nominees set forth above as Class III directors of Atheros.

Executive Officers and Directors

The following table shows information about our executive officers and directors:

Name	Age	Position(s)
Craig H. Barratt	43	President, Chief Executive Officer and Director

Jack R. Lazar	40	Vice President, Chief Financial Officer and Secretary

Todd D. Antes	39	Vice President of Marketing

Richard G. Bahr	52	Vice President of Engineering

Paul G. Franklin	62	Vice President of Operations

Gary L. Szilagyi	37	Vice President of Worldwide Sales

Adam H. Tachner	39	Vice President, General Counsel and Assistant Secretary

David D. Torre	49	Vice President and Chief Accounting Officer

John L. Hennessy (2)(3)(4)	53	Chairman of the Board

Daniel A. Artusi (2)(3)(4)	51	Director

Forest Baskett (1)(3)(4)	62	Director

Teresa H. Meng	44	Director

Marshall L. Mohr (1)(4)	50	Director

Andrew S. Rappaport (1)(2)(4)	48	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee

(4)	Determined by the Board of Directors to be “independent” as defined by applicable listing standards of The Nasdaq Stock Market

The following presents biographical information for each of our executive officers and directors listed above in the table, other than the nominees whose information is on page 3:

Craig H. Barratt has served as our President and Chief Executive Officer since March 2003 and as a director since May 2003. From April 2002 until March 2003, Dr. Barratt served as our Vice President of Technology. Prior to joining us, from September 1992 to March 2002, Dr. Barratt served in a variety of positions for ArrayComm, Inc., a wireless technology company, most recently as Executive Vice President and General Manager. Dr. Barratt holds a Ph.D. and a Master of Science degree from Stanford University, and a Bachelor of Engineering degree in electrical engineering and a Bachelor of Science degree in pure mathematics and physics from Sydney University in Australia.

Jack R. Lazar has served as our Vice President and Chief Financial Officer since September 2003 and as our Secretary since November 2003. Prior to joining us, from May 2002 to September 2003, Mr. Lazar was an independent business and financial consultant. From August 1999 to May 2002, Mr. Lazar served in a variety of positions at NetRatings, Inc., a publicly traded Internet audience measurement and analysis company, most recently as Executive Vice President of Corporate Development, Chief Financial Officer and Secretary. Prior to joining NetRatings, from January 1996 to August 1999, Mr. Lazar was Vice President and Chief Financial Officer of Apptitude, Inc. (formerly Technically Elite, Inc. and acquired by hi/fn, inc. in 2000), a developer and manufacturer of network management solutions. Mr. Lazar is a certified public accountant and holds a Bachelor of Science degree in commerce with an emphasis in accounting from Santa Clara University.

Todd D. Antes has served as our Vice President of Marketing since July 2005. Prior to joining Atheros, from August 2002 to July 2005, Mr. Antes was Director of Marketing and Business Development at Philips Semiconductors, a division of Royal Philips Electronics NV, where he was responsible for the company’s wireless and wired connectivity products. From April 2000 to July 2002, Mr. Antes was a founder and Senior Vice President of Marketing for AirPrime, Inc., a developer and provider of 3G/cellular data products. From April 1993 to April 2000, Mr. Antes held various senior marketing and product line general management roles at Philips, including director of marketing for the company’s global cellular chipset business. Mr. Antes holds a Bachelor of Science degree in electrical engineering and a Master of Business Administration degree from Santa Clara University.

Richard G. Bahr has served as our Vice President of Engineering since February 2000. Prior to joining us, from July 1991 to February 2000, Mr. Bahr was the Vice President of Engineering for Silicon Graphics, Inc., a computing, visualization and storage company. Mr. Bahr holds a Bachelor of Science degree and a Master of Science degree in electrical engineering from the Massachusetts Institute of Technology.

Paul G. Franklin joined us in November 2003 as our Director of Operations and has served as our Vice President of Operations since December 2003. Prior to joining us, from October 2001 to November 2003, Mr. Franklin was an independent operations and financing consultant in the semiconductor industry. From September 1992 to September 2001, Mr. Franklin served in various positions in semiconductor operations and business development at SONICblue Incorporated (formerly S3 Incorporated), a provider of consumer digital entertainment products, most recently as its Senior Vice President of Business Development and Investments. In March 2003, SONICblue filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code. Mr. Franklin attended Arizona State University.

Gary L. Szilagyi has served as our Vice President of Worldwide Sales since January 2006. Prior to joining us, from September 2003 to January 2006, Mr. Szilagyi served as the Vice President of Sales at Greenfield Networks, a provider of advanced Ethernet switching and routing solutions for the Metro-Ethernet and Access markets. Prior to Greenfield Networks, from March 2001 to August 2003, Mr. Szilagyi served as the Vice President of Sales at Marvell Technology Group Ltd.’s Communications Business Unit. Mr. Szilagyi holds a Master of Science degree in electrical engineering from the University of California at Santa Barbara and a Master of Business Administration from San Jose State University.

Adam H. Tachner has served as our Vice President and General Counsel since August 2003. From October 2000 until August 2003, Mr. Tachner was our Intellectual Property Counsel. Prior to joining us, from September 1994 to September 2000, Mr. Tachner was an associate attorney with Crosby, Heafy, Roach & May, P.C., a law firm. Mr. Tachner holds a J.D. from the University of Oregon School of Law, a Bachelor of Science degree in electrical engineering from California State University and a Bachelor of Arts degree in social science from the University of California at Berkeley.

David D. Torre has served as our Vice President and Chief Accounting Officer since January 2006. Mr. Torre joined Atheros in January 2000 as Vice President, Administration and Controller, and in April 2004, he was appointed as Vice President, Finance and Administration. Prior to joining Atheros, Mr. Torre served as Controller at CellNet Data Systems, a provider of wireless data networks, from 1996 to 2000, and from 1990 to 1996, he was employed by Space Systems/Loral, a supplier of satellites. From 1981 to 1987, Mr. Torre was an audit manager at Ernst & Young. Mr. Torre is a certified public accountant and holds a Bachelor of Science degree in Business Administration and a Master of Business Administration from the University of California at Berkeley.

Forest Baskett has served as one of our directors since March 2000. From September 1999, Dr. Baskett was a venture partner with New Enterprise Associates, a venture capital firm, and in January 2005, Dr. Baskett became a general partner of New Enterprise Associates. From July 1986 to August 1999, Dr. Baskett served as Chief Technology Officer and Senior Vice President of Research and Development of Silicon Graphics, Inc., a computing, visualization and storage company. Dr. Baskett holds a Ph.D. in computer science from the University of Texas at Austin and a Bachelor of Arts degree in mathematics from Rice University.

Teresa H. Meng, one of our founders, has served on our Board of Directors since our inception in May 1998. Since October 2000, Dr. Meng has served as a consultant to us. From May 1998 to October 1999, Dr. Meng was our President and Chief Executive Officer. Dr. Meng joined the faculty of Stanford University’s Electrical Engineering Department in 1988, and in 2003, Dr. Meng was appointed the Reid Weaver Dennis Professorship. Dr. Meng is a fellow of the Institute of Electrical and Electronics Engineers. Dr. Meng holds both a Ph.D. and a Master of Science degree in electrical engineering and computer science from the University of California at Berkeley and a Bachelor of Science degree in electrical engineering from National Taiwan University.

Marshall L. Mohr has served as one of our directors since November 2003. Since March 2006, Mr. Mohr has been the Senior Vice President and Chief Financial Officer of Intuitive Surgical, Inc., a provider of robotically-assisted minimally invasive surgery systems. From July 2003 to March 2006, Mr. Mohr served as the Chief Financial Officer of Adaptec, Inc., a provider of storage infrastructure solutions. Prior to Adaptec, Mr. Mohr served for 22 years in a variety of positions at PricewaterhouseCoopers, most recently as managing partner of PricewaterhouseCoopers’ Silicon Valley audit advisory practice. Mr. Mohr currently serves on the board of directors of Plantronics, Inc., a provider of lightweight communications headset products. Mr. Mohr is a certified public accountant and holds a Bachelor of Business Administration degree from Western Michigan University.

Andrew S. Rappaport has served as one of our directors since December 1998. Since 1996, Mr. Rappaport has been a partner with August Capital, a venture capital firm. Mr. Rappaport attended Princeton University.

Board Meetings

Our Board of Directors held six (6) meetings in 2005. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors held during the period for which such directors served on our Board and of the committees on which such director served. In 2005, two (2) of the six (6) directors then serving on the Board of Directors attended the annual meeting of stockholders.

Committees of the Board of Directors

Our Board of Directors has appointed a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. The Board has determined that each director who serves on these committees is “independent,” as that term is defined by applicable listing standards of The Nasdaq Stock Market and SEC rules. The Board has also appointed a Non-Executive Stock Option Committee.

The Compensation Committee currently consists of Messrs. Hennessy (Chairman), Artusi and Rappaport. The Compensation Committee held five (5) meetings during 2005 and acted by unanimous written consent one (1) time during 2005. The Compensation Committee’s primary functions are to assist the Board in meeting its responsibilities with regard to oversight and determination of executive compensation and to assist the Board in establishing the appropriate incentive compensation and equity-based plans for the executive officers and other employees. Other specific duties and responsibilities of the Compensation Committee are to establish and approve annually the compensation for the Chief Executive Officer and other executive officers, establish and modify the terms and conditions of employment of the Chief Executive Officer and other executive officers, and administer Atheros’ equity-based plans and other compensation plans.

The Audit Committee currently consists of Messrs. Mohr (Chairman), Baskett and Rappaport. The Audit Committee held nine (9) meetings in 2005 and acted by unanimous written consent one (1) time during 2005. The Audit Committee’s primary functions are to assist the Board of Directors in its oversight of the integrity of our financial statements and other financial information, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent registered public accounting firm, and our risk management, cash management, auditing, accounting and financial reporting processes in general. Other specific duties and responsibilities of the Audit Committee are to appoint, compensate, evaluate and, when appropriate, replace our independent registered public accounting firm; review and pre-approve audit and permissible non-audit services; review the scope of the annual audit; monitor the independent registered public accounting firm’s relationship with Atheros; and meet with the independent registered public accounting firm and management to discuss and review our financial statements, internal controls, and auditing, accounting and financial reporting processes. The Board of Directors has adopted a written Audit Committee charter, a copy of which was attached as Appendix B to the proxy statement for our 2004 annual meeting of stockholders.

The Nominating and Corporate Governance Committee currently consists of Messrs. Baskett (Chairman), Artusi and Hennessy. The Nominating and Corporate Governance Committee held four (4) meetings in 2005. The Nominating and Corporate Governance Committee’s primary functions are to seek, evaluate and select nominees for election to our Board of Directors and to oversee matters of corporate governance. Other specific duties and responsibilities of the Nominating and Corporate Governance Committee are to make recommendations regarding the size of the Board, review on an annual basis the functioning and effectiveness of the Board, and consider and make recommendations on matters related to the practices, policies and procedures of the Board. The Board of Directors has adopted a written Nominating and Corporate Governance Committee charter, a copy of which was attached as Appendix A to the proxy statement for our 2004 annual meeting of stockholders.

Dr. Barratt currently serves as the Non-Executive Stock Option Committee. The Non-Executive Stock Option Committee is a secondary committee responsible for granting and issuing awards of options and shares under the 2004 Stock Incentive Plan to eligible employees, other than to members of the Board of Directors, individuals designated by the Board of Directors as “Section 16 officers,” or employees who hold the title of Vice President or above. In addition, the Non-Executive Stock Option Committee may not make any awards or grants to any one employee that total more than 50,000 shares of common stock in any calendar year.

Director Nominations

The Nominating and Corporate Governance Committee nominates directors for election at each annual meeting of stockholders and nominates new directors for election by the Board of Directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and nominate qualified candidates for election to the Board of Directors.

The Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to Atheros and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of The Nasdaq Stock Market. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.

Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the Director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the board or other event, the Committee will consider various candidates for Board membership, including those suggested by the Committee members, by other Board members, by any executive search firm engaged by the Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify Atheros’ Secretary or any member of the Committee in writing with any supporting material the stockholder considers appropriate.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to Atheros’ Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of the meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 75 days prior to the meeting date, we must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day we mailed notice of the annual meeting date or provided public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting. Information required by the Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Secretary, Atheros Communications, Inc., 5480 Great America Parkway, Santa Clara, California 95054. You can obtain a copy of our Bylaws by writing to the Secretary at this address.

Stockholder Communications with the Board of Directors

If you wish to communicate with the Board of Directors, you may send your communication in writing to: Secretary, Atheros Communications, Inc., 5480 Great America Parkway, Santa Clara, California 95054. You must include your name and address in the written communication and indicate whether you are a stockholder of Atheros. The Secretary will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

Directors’ Compensation

Since January 1, 2005, we have paid the following compensation to members of our Board of Directors for their services as directors.

Prior to October 20, 2005, we did not pay any cash compensation to members of our Board Directors for their services as directors. On October 20, 2005, our Board of Directors adopted a cash compensation plan for Atheros’ independent directors. Under the plan, each independent director receives an annual retainer of $25,000. In addition, each independent director will receive an annual retainer of $2,500 for each committee (other than the Audit Committee) on which such director serves, and members of the Audit Committee will receive an annual retainer of $5,000. In addition to the retainers for committee service, committee chairs (other than the chair of the Audit Committee) will receive an annual retainer of $2,500, and the chair of the Audit Committee will receive an annual retainer of $5,000. These retainers will be payable on a pro rata basis for the portion of the year on which a director serves on the Board or a committee. The retainers for 2005 were payable on a pro rata basis for the period from October 20, 2005 through December 31, 2005.

We also reimburse the directors for reasonable expenses in connection with attendance at board and committee meetings.

Outside directors receive nondiscretionary, automatic grants of nonstatutory stock options under our 2004 stock incentive plan. An outside director will be automatically granted an initial option to purchase 37,500 shares upon first becoming a member of our Board of Directors. The initial option vests and becomes exercisable over four (4) years, with the first 25% of the shares subject to the initial option vesting on the first anniversary of the date of grant and the remainder vesting monthly thereafter. Immediately after each of our regularly scheduled annual meetings of stockholders, each outside director is automatically granted a nonstatutory option to purchase 7,500 shares of our common stock, provided the director has served on our board for at least six (6) months. Each annual option granted to outside directors who are first elected to the Board of Directors on or after November 1, 2004 vests and becomes exercisable ratably over 48 months and to the other outside directors vests and becomes exercisable ratably over 12 months. The options granted to outside directors have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant, and will become fully vested if we are subject to a change of control. Pursuant to the automatic, non-discretionary grant provisions described above, Daniel Artusi was granted an initial option to purchase 37,500 shares of our common stock on October 24, 2005 and each of our other outside directors, Messrs. Baskett, Hennessy, Mohr and Rappaport, was granted an annual option to purchase 7,500 shares of our common stock on May 25, 2005.

Directors also are eligible to receive and have received discretionary grants of nonstatutory stock options under our 2004 stock incentive plan. The exercise price of stock options granted to directors is equal to 100% of the fair market value of the underlying shares, as determined pursuant to the 2004 stock incentive plan on the date of grant. The following non-employee director has received stock options under our 2004 stock incentive plan since January 1, 2005:

Name	Number of Shares Underlying Options Granted	Exercise Price Per Share		Date of Grant
Teresa H. Meng	30,000 7,500	$ $	10.03 14.38	1/21/05 1/18/06

We have a consulting agreement with Teresa H. Meng, who is a director, entered into on January 1, 2002, under which Dr. Meng is an independent contractor providing engineering services such as design advice, competitive analysis, recruiting assistance and general technical consultation. In 2005, Dr. Meng was entitled to the following compensation: $2,929.38 per week for weeks in which Dr. Meng provided one day of service per week, and $23,436 per month for months in which Dr. Meng provided five days of service per week. Effective as of January 1, 2006, the consulting agreement was amended such that the compensation to which Dr. Meng is entitled was changed to a fixed fee of $25,000 per year. The agreement also provides that Dr. Meng is entitled to reimbursement for reasonable out-of-pocket expenses previously approved in writing. In 2005, Dr. Meng earned consulting fees of $140,610 for her services as a consultant. In addition, in January 2006, we paid Dr. Meng a $49,216 bonus for services rendered in 2005. In January 2005, we also paid Dr. Meng a $22,985 bonus for services rendered in 2004.

Compensation Committee Interlocks and Insider Participation

Messrs. Hennessy, Artusi and Rappaport currently serve as members of our Compensation Committee. In 2005, William B. Elmore, a former member of our Board of Directors, served on the Compensation Committee until he resigned from the Board of Directors in April 2005, and Forest Baskett served on the Compensation Committee until October 2005. Messrs Artusi and Rappaport were appointed to the Compensation Committee in October 2005. No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

Security Ownership of

Certain Beneficial Owners and Management

The following table sets forth certain information as of April 4, 2006, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our named executive officers listed in the Summary Compensation Table, (iii) each of our directors and (iv) all our directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o Atheros Communications, Inc., 5480 Great America Parkway, Santa Clara, California 95054.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

The percentage of common stock beneficially owned is based on 51,095,834 shares outstanding as of April 4, 2006. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after April 4, 2006. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% Stockholders:
Entities affiliated with FMR Corp.(1)	6,431,486	12.59%
Capital Research & Management Company and SMALLCAP World Fund, Inc.(2)	3,680,000	7.20
Directors and Named Executive Officers:
Craig H. Barratt(3)	1,366,998	2.61
Richard G. Bahr(4)	416,403	*
Jack R. Lazar(5)	330,714	*
Thomas J. Foster(6)	51,408	*
Paul G. Franklin(7)	275,739	*
John L. Hennessy(8)	358,292	*
Daniel A. Artusi	0	*
Forest Baskett(9)	1,219,812	2.39
Teresa H. Meng(10)	1,090,000	2.12
Marshall L. Mohr(11)	43,125	*
Andrew S. Rappaport(12)	922,791	1.81
All directors and executive officers as a group (15 persons)(13)	6,414,307	11.90%

*	Amount represents less than 1% of our common stock.

(1)	According to an Amendment to Schedule 13G filed jointly on February 14, 2006 by FMR Corp., Fidelity Management & Research Company, Fidelity Growth Company Fund, and Edward C. Johnson 3d, FMR Corp. is a parent holding company in accordance with Rule 13d-1(b)(ii)(G) under the Securities Exchange Act of 1934, and Fidelity Management & Research, a wholly owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 6,431,486 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 5,556,486 shares. Mr. Johnson 3d and FMR Corp., through its control of Fidelity Management & Research, and the funds each has sole power to dispose of the 6,431,486 shares owned by the funds. Neither FMR Corp., nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Members of the family of Edward C. Johnson 3d directly or through trusts, of Series B shares of common stock of FMR Corp., represent 49% of the voting power of FMR Corp. Members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. The principal business address is 82 Devonshire Street, Boston, MA 02109.

(2)	According to an Amendment to Schedule 13G filed jointly on February 10, 2006 by Capital Research and Management Company and SMALLCAP World Fund, Inc., Capital Research & Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 3,680,000 shares, with sole power to dispose of and vote the shares, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. SMALLCAP World Fund, Inc., an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research & Management Company, is the beneficial owner of 3,180,000 shares, with no power to dispose of or vote the shares. The principal business address is 333 South Hope Street, Los Angeles, CA 90071.

(3)	Includes 1,246,748 shares subject to options that are exercisable as of June 3, 2006, of which 319,063 shares are subject to our right of repurchase as of June 3, 2006. Also includes 4,500 shares held by Dr. Barratt’s brother-in-law as the trustee of two trusts for the benefit of Dr. Barratt’s children.

(4)	Includes 352,081 shares subject to options that are exercisable as of June 3, 2006, of which 91,250 shares are subject to our right of repurchase as of June 3, 2006.

(5)	Includes 319,738 shares subject to options that are exercisable as of June 3, 2006, of which 153,499 shares are subject to our right of repurchase as of June 3, 2006.

(6)	Includes 46,789 shares subject to options that are exercisable as of June 3, 2006. Mr. Foster left Atheros in March 2006.

(7)	Includes 271,666 shares subject to options that are exercisable as of June 3, 2006, of which 140,625 shares are subject to our right of repurchase as of June 3, 2006.

(8)	Includes 15,624 shares held by Mr. Hennessy’s children and 15,626 shares held by Mr. Hennessy’s sister as custodian for his children. Also includes 15,000 shares subject to options that are exercisable as of June 3, 2006. Mr. Hennessy is an investor in entities affiliated with August Capital but does not have voting or dispositive power over any of the shares held by this entity and disclaims any beneficial ownership except to the extent of his pecuniary interest therein. None of the shares held by August Capital are included in the number of shares beneficially owned by Mr. Hennessy.

(9)	Includes 1,194,356 shares held by entities affiliated with New Enterprise Associates 9, L.P.. Mr. Baskett is a venture partner of NEA Partners 9, L.P., the general partner of New Enterprise Associates 9, L.P. Mr. Baskett does not have voting or dispositive power with respect to the shares held by New Enterprise Associates 9, L.P. or its affiliates Mr. Baskett disclaims beneficial ownership of the securities held by the entities affiliated with New Enterprise Associates except to the extent of his pecuniary interest therein. Also includes 10,456 shares held by the Baskett-Bell Family Trust. Also includes 15,000 shares subject to options that are exercisable as of June 3, 2006.

(10)	Includes 260,000 shares subject to options that are exercisable as of June 3, 2006, of which 30,656 shares are subject to our right of repurchase as of June 3, 2006.

(11)	Includes 14,063 shares subject to our right of repurchase as of June 3, 2006. Also includes 5,625 shares subject to options that are exercisable as of June 3, 2006.

(12)	Includes 907,791 shares held by entities affiliated with August Capital II, L.P. Mr. Rappaport is a member of August Capital Management II, LLC, the general partner of August Capital II, L.P. Mr. Rappaport shares equal voting and dispositive power over these shares with the other members of August Capital Management II, LLC. Mr. Rappaport disclaims beneficial ownership of the securities held by August Capital II, L.P. and its affiliates, except to the extent of his pecuniary interest therein. Also includes 15,000 shares subject to options that are exercisable as of June 3, 2006.

(13)	Includes 2,820,186 shares subject to options that are exercisable as of June 3, 2006, of which 790,156 shares are subject to our right of repurchase as of June 3, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file. Specific due dates for these reports have been established, and we are required to identify in this proxy statement those persons who failed to timely file these reports. Based solely on our review of copies of such reports received by us, or written representations from certain reporting persons, all of the filing requirements for such persons were satisfied for 2005.

Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Atheros under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee charter was included as Appendix B to the proxy statement for our 2004 annual meeting of stockholders. The charter is also available on our website at www.atheros.com. The information contained on our website does not form any part of this proxy statement. All members of the Audit Committee meet the independence standards established by The Nasdaq Stock Market.

The Audit Committee assists the Board in fulfilling its responsibility to oversee management’s implementation of Atheros’ financial reporting process. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the financial statements and the reporting process, including the system of internal controls and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the 2005 Annual Report with Atheros’ management and independent registered public accounting firm as well as management’s assessment of internal control over financial reporting.

The Audit Committee met privately with the independent registered public accounting firm, and discussed issues deemed significant by the independent registered public accounting firm, including those required by Statements on Auditing Standards No. 61 (Audit Committee Communications), as amended. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from Atheros and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered whether the provision of nonaudit services was compatible with maintaining the registered public accounting firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Atheros’ annual report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Respectfully submitted on April 4, 2006, by the members of the Audit Committee of the Board:

Marshall L. Mohr

Forest Baskett

Andrew S. Rappaport

Executive Compensation

Summary Compensation Table

The following table sets forth compensation for services rendered in all capacities to us for the three (3) fiscal years ended December 31, 2005 for our Chief Executive Officer and the four (4) other most highly compensated executive officers as of December 31, 2005 whose total annual salary and bonus for fiscal 2005 exceeded $100,000, whom we refer to in this proxy statement as the named executive officers.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name and Position(s)	Year	Salary	Bonus(1)	Shares Underlying Options	All Other Compensation
Craig H. Barratt(2) President and Chief Executive Officer	2005 2004 2003	$291,200 280,000 258,000	$160,160 70,000 90,300	150,000 150,000 1,274,999	— — —
Richard G. Bahr Vice President of Engineering	2005 2004 2003	286,624 275,600 265,000	100,318 46,852 79,500	60,000 150,000 59,999	— — —
Jack R. Lazar (3) Vice President, Chief Financial Officer and Secretary	2005 2004 2003	272,500 250,000 64,423	95,375 42,500 20,175	60,000 30,000 412,499	— — —
Thomas J. Foster (4) Former Vice President of Worldwide Sales	2005 2004 2003	208,001 200,001 183,000	50,000 — —	50,000 60,000 74,999	$139,123 138,174 213,883	(5) (5) (5)
Paul G. Franklin(6) Vice President of Operations	2005 2004 2003	239,200 230,000 23,590	83,720 39,100 7,935	40,000 — 375,000	— — —

(1)	We generally pay bonuses in the year following the year in which they were earned. Bonus amounts in the table are reported for the year in which they were earned even if they were paid in the following year.

(2)	Dr. Barratt became President and Chief Executive Officer in March 2003.

(3)	Mr. Lazar joined Atheros in September 2003.

(4)	Mr. Foster left Atheros in March 2006.

(5)	Consists of sales commissions.

(6)	Mr. Franklin joined Atheros in November 2003.

Grant of Stock Options

The following table sets forth information on grants of options to purchase shares of our common stock in fiscal year 2005 to the named executive officers.

Option Grants in 2005

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in 2005	Exercise Price Per Share(1)	Expiration Date(2)	5%	10%

Craig H. Barratt	150,000	4.79%	$10.03	01/20/15	$945,845	$2,396,767
Richard G. Bahr	60,000	1.92	10.03	01/20/15	378,338	958,707
Jack R. Lazar	60,000	1.92	10.03	01/20/15	378,338	958,707
Thomas J. Foster	50,000	1.60	10.03	01/20/15	315,282	798,923
Paul G. Franklin	40,000	1.28	10.03	01/20/15	252,226	639,138

(1)	The exercise price for each grant is equal to 100% of the fair market value of our common stock on the date of grant.

(2)	The options have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(3)	Potential realizable values are calculated by:

•	multiplying the number of shares of our common stock subject to a given option by the closing price of our common stock on the date of grant;

•	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire 10-year term of the option; and

•	subtracting from that result the total option exercise price.

The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price. There can be no assurance that any of the values reflected in the table will be achieved.

On January 18, 2006, the named executive officers received options to purchase shares of our common stock as described below under our 2004 stock incentive plan. Each of the options has an exercise price of $14.38 per share, which is equal to 100% of the fair market value of our common stock on the date of grant, and the options vest in equal monthly installments over four years from the date of grant and have a five-year term.

Name	Number of Shares Underlying Options Granted
Craig H. Barratt	150,000
Richard G. Bahr	70,000
Jack R. Lazar	100,000
Thomas J. Foster	—
Paul G. Franklin	40,000

Exercise of Stock Options

The following table sets forth information on option exercises in fiscal year 2005 and the exercisable and unexercisable options held by the named executive officers.

Aggregated Option Exercises in 2005 and Year-End Option Values

This table sets forth with respect to the named executive officers, the number of shares acquired and the value realized upon exercise of stock options during fiscal 2005 and the exercisable and unexercisable options held by them as of December 31, 2005. The “Value Realized” shown in the table represents an amount equal to the difference between the fair market value of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares acquired on exercise. The “Value of Unexercised In-the-Money Options” shown in the table represents an amount equal to the difference between the fair market value of our common stock on December 31, 2005 of $13.00 per share and the option exercise price, multiplied by the number of unexercised in-the-money options.

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Unexercised Options at Fiscal Year-End(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End Exercisable/ Unexercisable
Craig H. Barratt	205,000	$1,737,887	1,384,248/150,000	$14,472,368/$445,500
Richard G. Bahr	50,000	402,001	426,248/ 60,000	3,666,128/178,200
Jack R. Lazar	56,094	484,516	349,216/60,000	3,540,625/178,200
Thomas J. Foster	88,000	725,112	265,748/50,000	2,540,857/148,500
Paul G. Franklin	30,000	141,681	335,000/40,000	2,233,445/118,800

Employment, Severance and Change of Control Arrangements

We have an offer letter with Craig H. Barratt, our Chief Executive Officer, entered into on April 9, 2003, under which Dr. Barratt was originally entitled to an annual salary of $258,000. In January 2004, Dr. Barratt’s annual salary was increased to $280,000, and in January 2005 his annual salary was increased to $291,200. His salary has not been changed in 2006. Dr. Barratt is eligible for an annual bonus pursuant to our bonus program as determined by the Board of Directors. Pursuant to this letter, Dr. Barratt was granted in 2003 an option to purchase 1,274,999 shares vesting over four years from the date of grant. In the event Dr. Barratt is terminated without cause, or resigns for good reason within 12 months following a change of control, 50% of his unvested options will vest. In the event Dr. Barratt is terminated other than for cause, he is entitled to a lump severance payment equal to six months of base salary, automatic vesting of six months of all unvested options, and the extension of the exercise period for his options to the earlier of two years following the termination date or ten years following the grant date of the options.

We have an employment agreement with Richard G. Bahr, entered into on February 15, 2000, under which Mr. Bahr was originally entitled to an annual salary of $250,000. In January 2004, Mr. Bahr’s annual salary was increased to $275,600, and in January 2005 his annual salary was increased to $286,624. His salary has not been changed in 2006. Pursuant to this agreement, Mr. Bahr was granted an option in 2000 to purchase 449,999 shares with the first 25% vesting after one year of employment and the remaining shares vesting monthly over the following 36 months. In the event Mr. Bahr is involuntarily or constructively terminated within 13 months following a change of control, the vesting of his unvested options will be accelerated by the lesser of one year or 50%. In the event Mr. Bahr is terminated without cause, he is entitled to two weeks’ notice or two weeks’ pay in lieu of notice.

We have an offer letter with Jack R. Lazar, entered into on September 22, 2003, under which Mr. Lazar was originally entitled to an annual base salary of $250,000. In January 2005, Mr. Lazar’s annual salary was increased to $272,500. His salary has not been changed in 2006. Mr. Lazar is eligible for an annual bonus pursuant to our bonus program as determined by the Board of Directors, and his target annual bonus was initially 25% of his base salary. Pursuant to this offer letter, Mr. Lazar was granted an option in 2003 to purchase 412,499 shares with the first 25% vesting after one year of employment and the remaining shares vesting monthly over the following 36 months. In the event Mr. Lazar is involuntarily or constructively terminated within 12 months following a change in control, 50% of the then-unvested options shall become fully vested and he will receive 12 months of salary and target bonus in effect at that time, payable in installments over 12 months.

We have an offer letter with Paul G. Franklin, entered into on November 19, 2003, under which Mr. Franklin was originally entitled to an annual base salary of $230,000. In January 2005, Mr. Franklin’s annual salary was increased to $239,200, and in January 2006 his annual salary was increased to $248,768. Mr. Franklin is eligible for an annual bonus pursuant to our bonus program as determined by the Board of Directors, and his target annual bonus was originally 25% of his base salary. Pursuant to this offer letter, Mr. Franklin was granted an option in 2003 to purchase 375,000 shares with the first 25% vesting after one year of employment and the remaining shares vesting monthly over the following 36 months. In the event Mr. Franklin is involuntarily or constructively terminated within 12 months following a change of control, the vesting of his unvested options will be accelerated by one year. In the event Mr. Franklin is terminated without cause, he is entitled to two weeks’ notice or two weeks’ pay in lieu of notice.

We have an offer letter with Todd D. Antes, entered into on July 4, 2005, under which Mr. Antes serves as our Vice President of Marketing. Under the agreement, Mr. Antes was originally entitled to an annual base salary of $220,000. In January 2006, Mr. Antes’ annual salary was increased to $228,800. Mr. Antes is eligible for an annual bonus pursuant to our bonus program as determined by the Board of Directors. Pursuant to this offer letter, Mr. Antes was granted an option in July 2005 to purchase 150,000 shares of Atheros’ common stock, vesting over four years from the date of grant, with the first 25% vesting after one year of employment and the remaining shares vesting monthly over the following 36 months. The options terminate ten years after the date of grant. In the event Mr. Antes is involuntarily or constructively terminated within 12 months following a change in control, the vesting of his then unvested stock options shall be accelerated as to an additional amount equal to the vesting Mr. Antes would have received had his employment continued for an additional year after his termination. In the event Mr. Antes is terminated without cause, he will receive severance equal to six months of his then-current annual base salary, and Atheros will pay the health insurance coverage for Mr. Antes and his enrolled dependents for six months after the effective date of his termination.

We have an offer letter with Gary L. Szilagyi, entered into on December 29, 2005, under which Mr. Szilagyi serves as our Vice President of Worldwide Sales, effective on January 30, 2006. Under the agreement, Mr. Szilagyi receives an annual base salary of $240,000. Mr. Szilagyi will also receive a hiring bonus of $100,000, of which one-half was paid on December 29, 2005 and one-half will be paid three months after his first day of employment, provided he does not voluntarily leave Atheros prior to that time. The agreement also provides that Mr. Szilagyi will be eligible to receive a target annual bonus of $135,000 based upon certain corporate objectives and achieving certain sales revenue targets. Pursuant to the agreement, Mr. Szilagyi was granted options in January 2006 to purchase 220,000 shares of Atheros’ common stock, vesting over four years from the date of grant, with 25% of the options vesting one year after the date of grant and the remaining options vesting monthly over the following 36 months. The options terminate ten years after the date of grant. In the event Mr. Szilagyi is terminated without cause within 12 months following a change of control, the vesting of his then unvested stock options shall be accelerated as to an additional amount equal to the vesting Mr. Szilagyi would have received had his employment continued for an additional year after his termination. In the event Mr. Szilagyi is terminated without cause, he will receive severance equal to six months of his then-current annual base salary, and Atheros will pay the health insurance coverage for Mr. Szilagyi and his enrolled dependents for six months after the effective date of his termination.

Certain Relationships and Related Party Transactions

We have a consulting agreement with Teresa H. Meng, who is also a director. Dr. Meng’s consulting agreement is described above in the section entitled “Directors’ Compensation.”

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We had an offer letter agreement with Thomas J. Foster, formerly our Vice President of Sales, entered into on October 21, 2001, that was terminated on March 6, 2006 in connection with Mr. Foster’s departure from Atheros. Under the agreement, Mr. Foster was originally entitled to an annual base salary of $175,000 and a target commission at 100% of quota of $150,000. In January 2004, Mr. Foster’s annual base salary was increased to $200,001, and in January 2005 his annual base salary was increased to $208,001. Pursuant to the offer letter, Mr. Foster was granted in 2001 an option to purchase 224,999 shares of common stock, with the first 25% vesting after one year of employment and the remaining shares vesting monthly over the following 36 months. The agreement provided that in the event Mr. Foster was involuntarily or constructively terminated within 13 months following a change of control, the vesting of his options would be accelerated by the lesser of six months or 50% and he would receive six months of his annual target salary. Options held by Mr. Foster that were not vested on March 6, 2006 have terminated. Pursuant to a severance and release agreement that we entered into with Mr. Foster in March 2006, we paid Mr. Foster severance in the amount of $104,000, equal to six months of his base salary, upon his termination in March 2006, and we have agreed to pay the health insurance coverage for Mr. Foster and his enrolled dependents for six months after the effective date of his termination.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The following report of the Compensation Committee does not constitute solicitation material, and shall not be deemed filed or incorporated by reference into any other filing by Atheros under the Securities Act of 1933, or the Securities Exchange Act of 1934.

The Compensation Committee is comprised of three (3) non-employee directors. The Compensation Committee is responsible for setting and administering the policies governing annual compensation of executive officers, considers their performance and makes recommendations establishes and approves regarding their cash compensation and stock options to the full Board of Directors. The Compensation Committee expects, pursuant to its charter, to periodically review the approach to executive compensation, and to make changes as competitive conditions and other circumstances warrant. The Compensation Committee will seek to ensure Atheros’ compensation philosophy is consistent with the best interests of Atheros and its stockholders and is properly implemented.

The Compensation Committee held five (5) meetings during 2005 and acted by unanimous written consent one time during 2005. The Compensation Committee also met in January 2006 to determine executive bonuses for 2005, salaries for 2006, and grants of stock options to certain executive officers.

Compensation Philosophy and Objectives

The Compensation Committee believes that compensation of Atheros’ executive officers should encourage creation and enhancement of stockholder value and achievement of strategic corporate objectives, attract qualified, skilled and dedicated executives, retain key leaders, reward past performance and incent future performance. It is the Compensation Committee’s philosophy to align the interests of Atheros’ stockholders and management by integrating compensation with Atheros’ annual and long-term corporate and financial objectives. In order to attract and retain the most qualified, skilled and dedicated personnel, Atheros intends to offer a total compensation package competitive with companies in the semiconductor industry, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance. The components of executive officer compensation consist of base salary, bonus and stock options, which are discussed separately below.

The Compensation Committee determines the compensation of each executive officer based on its assessment of the individual’s performance and ability to enhance long-term stockholder value. Factors affecting the Compensation Committee’s decisions include the executive officer’s level of responsibilities, the executive officer’s performance compared to the goals and objectives established for that executive officer for the year, the executive officer’s contributions to Atheros’ financial results, and the executive officer’s effectiveness in leading initiatives to determine and achieve Atheros’ business goals. The Compensation Committee also considers the appropriate balance between incentives for long-term and short-term performance, market information and executive officer compensation survey data regarding the base salaries and other incentives paid to executive officers of companies with revenues comparable to Atheros and other companies in the semiconductor industry. However, the Compensation Committee does not restrict its decisions to any particular range or level of total compensation paid to executive officers at these companies.

Atheros generally intends to qualify executive compensation for deductibility without limitation under section 162(m) of the Internal Revenue Code. Section 162(m) provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation (other than certain exempt performance-based compensation) is limited to no more than $1 million per year. The non-exempt compensation paid in fiscal 2005 to any of Atheros’ executive officers, as calculated for purposes of section 162(m), did not exceed the $1 million limit, and Atheros does not expect that the non-exempt compensation to be paid to any of its executive officers for fiscal 2006 will exceed the $1 million limit.

Executive Officer Base Salary

The Compensation Committee reviews salaries recommended by the Chief Executive Officer for executive officers other than the Chief Executive Officer on an annual basis and may adjust salaries from time to time to recognize promotions, outstanding individual performance and competitive compensation. The Compensation Committee generally sets base salaries at levels designed to attract and retain qualified executive officers with strong leadership. The Compensation Committee sets the salary level of each executive officer on a case by case basis, taking into account the individual’s level of responsibilities and performance. The Compensation Committee also considers the executive officer’s current salary and prior-year bonus, market information and executive officer compensation survey data regarding the base salaries and other incentives paid to executive officers of companies with comparable revenues and other similarly sized companies within in its the semiconductor industry. The Compensation Committee involves the Chief Executive Officer in the decision process for base salary adjustments for executives other than the Chief Executive Officer.

Executive Officer Bonuses

The Compensation Committee believes that a portion of executive officer compensation should be contingent upon Atheros’ performance and an individual’s contribution to its success in meeting corporate and financial objectives. Bonuses paid for fiscal 2005 were determined based on the 2005 bonus plan adopted by the Compensation Committee in March 2005. Under the 2005 bonus plan, the 2005 bonuses of the Chief Executive Officer and each executive officer were based on Atheros’ achievement of certain financial and non-financial corporate performance objectives. The financial corporate performance objectives were specifically tied to corporate revenue, operating income and gross margin. The categories of the non-financial corporate performance objectives were market share, customer engagements and industry leadership, product development and operational excellence. There were three components for potential bonuses: first, a bonus of up to 25% of base salary (40% for the Chief Executive Officer) for the achievement of financial corporate performance objectives; second, a bonus of up to 10% of base salary (15% for the Chief Executive Officer) for the achievement of non-financial corporate performance objectives; and third, a bonus of up to 15% of base salary (45% for the Chief Executive Officer) for the achievement of higher levels of financial corporate performance objectives. Atheros met the first level of financial and non-financial objectives in the bonus plan, and the bonuses paid were therefore equal to 35% of base salary for executive officers and 55% of base salary for the Chief Executive Officer. In adopting the plan, the Committee considered executive officer compensation survey data regarding bonus levels of executive officers of companies with comparable revenues comparable and other companies in the semiconductor industry.

Stock Option Grants

The Compensation Committee administers Atheros’ 2004 Stock Incentive Plan for executive officers, employees, consultants and outside directors, under which it grants options to purchase Atheros’ common stock with an exercise price equal to the fair market value of a share of the common stock on the date of grant.

The Compensation Committee believes that option grants (1) align our executives’ interests with our stockholders’ interests by creating a direct link between compensation and stockholder return, (2) provide our executives with a significant, long-term interest in the success of Atheros, and (3) help retain key executives in a competitive market for executive talent. Accordingly, the Compensation Committee when annually reviewing executive officer compensation also considers stock option grants as appropriate. At its discretion, from time to time the Compensation Committee may also grant options based on individual and corporate achievements. The Compensation Committee determines the number of shares underlying each stock option grant based upon the executive officer’s and Atheros’ performance, the executive officer’s role and responsibilities, the executive officer’s base salary and comparison with comparable awards to individuals in similar positions in the industry.

In addition, Atheros’ employees generally are able to participate in the 2004 Employee Stock Purchase Plan. Under the Employee Stock Purchase Plan, each executive officer may purchase up to 1,875 shares of our common stock in a six- (6) month period at a discount to the market price. The number of shares that may be purchased by each participant is limited by applicable tax laws.

Chief Executive Officer Compensation

The Compensation Committee determines the compensation of the Chief Executive Officer using the same criteria as for the other executive officers. In April 2003, the Board of Directors approved an offer letter for Dr. Barratt with an initial annual salary of $258,000 and the opportunity to participate in the executive bonus program. Pursuant to this letter, Dr. Barratt was granted an option in 2003 to purchase 1,274,999 shares of common stock vesting over four years from the date of grant. This letter and the terms of the option are described in “Executive Compensation—Employment, Severance and Change of Control Arrangements.” In January 2005, the Compensation Committee awarded Dr. Barratt a bonus of $70,000 for his service in 2004, increased Dr. Barratt’s annual salary to $291,200 for fiscal 2005, and granted options to Dr. Barratt to purchase 150,000 shares vesting over four years from the date of grant. In January 2006, the Compensation Committee awarded Dr. Barratt a bonus of $160,160 for his service in 2005, and granted options to Dr. Barratt to purchase 150,000 shares vesting over four years from the date of grant. Dr. Barratt’s salary was not changed for 2006. Dr. Barratt’s 2005 bonus was determined under the 2005 bonus plan described above under “Executive Officer Bonuses.” In determining Dr. Barratt’s compensation, including his salary, bonus and option grants, the Compensation Committee considered Dr. Barratt’s individual performance and the performance of Atheros as a whole, including Atheros’ financial performance, product roll-outs and product development, and Dr,. Barratt’s leadership in the development and execution of Atheros’ business strategy, as well as a review of compensation paid to presidents and chief executive officers of comparable companies. The Compensation Committee also considered Dr. Barratt’s potential to enhance long-term stockholder value. By including significant stock option grants that are subject to vesting over four years, the Compensation Committee has tied Dr. Barratt’s equity-based compensation directly to Atheros’ performance.

Respectfully submitted on April 4, 2006, by the members of the Compensation Committee of the Board:

John L. Hennessy

Daniel A. Artusi

Andrew S. Rappaport

Stock Performance Graph

The following information and performance graph do not constitute solicitation material, and shall not be deemed filed or incorporated by reference into any other filing by Atheros under the Securities Act of 1933, or the Securities Exchange Act of 1934.

The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on The Nasdaq Stock Market Index and the RDG Semiconductor Composite Index. The period shown commences on February 12, 2004, the date of our initial public offering, and ends on December 31, 2005, the end of our last fiscal year. The graph assumes an investment of $100 on February 12, 2004, and the reinvestment of any dividends.

The comparisons in the graph below are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock.

COMPARISON OF 22 MONTH CUMULATIVE TOTAL RETURN*

AMONG ATHEROS COMMUNICATIONS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE RDG SEMICONDUCTOR COMPOSITE INDEX

*	$100 invested on 2/12/04 in stock or on 1/31/04 in index-including reinvestment of dividends.

Fiscal year ending December 31.

Proposal 2

Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. Your Board has endorsed this appointment. Deloitte has audited our consolidated financial statements since 1998. Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of Deloitte to our stockholders for ratification to permit stockholders to participate in this important corporate decision.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for the years ended December 31, 2005 and 2004, were as follows:

Services Provided	2005	2004
Audit	$646,000	$340,300
Audit-Related	—	2,995
Tax	74,200	184,718
All Other	—	—

Total	$720,200	$528,013

The Audit fees for the year ended December 31, 2005 were for the audit of our annual consolidated financial statements, the review of our financial statements included in our quarterly reports on Form 10-Q, the issuance of consents and review of our annual report on Form 10-K and other documents filed with the Securities and Exchange Commission, and the audit of management’s assessment of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and Deloitte & Touche LLP’s own audit of our internal control over financial reporting. The Audit fees for the year ended December 31, 2004 were for the audit of our annual consolidated financial statements, the review of our financial statements included in our quarterly reports on Form 10-Q, the issuance of consents and review of our registration statement on Form S-1 and other documents filed with the Securities and Exchange Commission in connection with our initial public offering. This category also includes services that were provided in connection with statutory and regulatory filings or engagements.

There were no Audit-Related fees for the year ended December 31, 2005. The Audit-Related fees for the year ended December 31, 2004 were for consultation on financial accounting standards not arising during the course of the annual audit.

Tax fees for the years ended December 31, 2005 and 2004 were for tax planning and tax consulting services.

There were no All Other fees incurred for the years ended December 31, 2005 and 2004.

Audit Committee Pre-Approval Policies and Procedures

It is Atheros’ policy that all audit and non-audit services to be performed by its principal accountants be approved in advance by the Audit Committee.

Required Vote

Ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accounting firm but will not be required to select a different independent registered public accounting firm.

Your Board of Directors recommends a vote FOR ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

Stockholder Proposals for the 2007 Annual Meeting

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2007 Annual Meeting of Stockholder, the proponent and the proposal must comply with the proxy proposal submission rules of the Securities and Exchange Commission. One of the requirements is that the proposal be received by Atheros’ Secretary no later than December 12, 2006. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2007 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, the Bylaws provide that we must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of the meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 75 days prior to the meeting date, we must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day we mailed notice of the annual meeting date or provided public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting.

Other Matters

Your Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it in accordance with their judgment.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors.

/s/ Jack R. Lazar
Jack R. Lazar
Vice President, Chief Financial Officer and Secretary

Santa Clara, California

April 4, 2006

Our 2005 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Any such request should be addressed to Atheros at 5480 Great America Parkway, Santa Clara, CA 95054, Attention: Investor Relations Department. The request must include a representation by the stockholder that as of April 4, 2006, the stockholder was entitled to vote at the Annual Meeting.

Annual Meeting Proxy Card A Election of Directors The Board of Directors recommends a vote FOR the listed nominees.

1. To elect the nominees as Class III directors of the Company to serve until the 2009 Annual Meeting or until their successors are duly elected and qualified. For Withhold 01 - John L. Hennessy 02 - Daniel A. Artusi

B Issues

The Board of Directors recommends a vote FOR the following proposal.

For Against Abstain 2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2006. 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or postponements or adjournments thereof. Mark box at right if a comment has been noted below. Comments:

C Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Please sign where indicated below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person. Signature 1 – Please keep signature within the box Signature 2 – Please keep signature within the box Date (mm/dd/yyyy)

Proxy - Atheros Communications, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes and appoints CRAIG H. BARRATT, JACK R. LAZAR and BRUCE P. JOHNSON, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Atheros Communications, Inc. (the “Company”) to be held at the Company’s offices at 5480 Great America Parkway, Santa Clara, California on Wednesday, May 24, 2006 at 10:00 a.m., Pacific Time, or at any postponement or adjournment thereof, and instructs said Proxies to vote as follows:

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR Proposal 1, the election of Class III directors; FOR Proposal 2, the ratification of the appointment of independent registered public accounting firm; and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.